Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Investor Relations

Amy Carpi, (203) 656-7651

amy.carpi@jetblue.com

Corporate Communications

Todd Burke, (718) 709-3080

todd.burke@jetblue.com

JETBLUE ANNOUNCES FIRST QUARTER 2005 EARNINGS

Low-Fare Carrier Achieves 6.9% Operating Margin;

17th Consecutive Quarter of Profitability

New York, NY (April 21, 2005) — JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the first quarter 2005:

•                  Operating revenues for the quarter totaled $374.2 million, representing growth of 29.5% over operating revenues of $289.0 million in the first quarter of 2004.

•                  Operating income in the quarter was $25.7 million, resulting in a 6.9% operating margin, compared to operating income of $32.7 million and an 11.3% operating margin in the first quarter of 2004.

•                  Net income for the quarter was $7.0 million, representing earnings of $0.06 per diluted share, compared with first quarter 2004 net income of $15.2 million, or $0.14 per diluted share.

“Thanks to the inspired efforts of our crewmembers, our financial performance was strong in the first quarter,” said David Neeleman, JetBlue’s Chairman and CEO.  “In fact, on a fuel-neutral basis, our operating margin actually improved slightly over last year’s first quarter operating margin.  Looking ahead, we’re seeing good strength in the second quarter, as our customers demonstrate their loyalty to JetBlue and our combination of excellent customer service, high-quality product and low fares.”

During the first quarter of 2005, JetBlue achieved a completion factor of 98.6% of scheduled flights versus 99.8% in the first quarter of 2004.  On-time performance, defined by the US Department of Transportation as arrivals within 14 minutes of schedule, was 65.6% in the first quarter of 2005 compared to 83.7% for the same period in 2004.  The Company attained a load factor in the first quarter of 2005 of 85.8%, an increase of 5.9 points on a capacity increase of 22.5% over the first quarter of 2004.

Dave Barger, President and COO, commented, “Our talented crewmembers worked hard to deliver the JetBlue Experience to more than 3.4 million customers this quarter, but weather, congestion and our commitment to not cancel flights resulted in an on-time performance that did not meet our high standards of excellence.  While we were honored during the quarter to be named the number one airline for the second year in a row in the Airline Quality Rating survey published by the University of Nebraska and Wichita State University, we recognize that we’re only as good as our last flight.  To that end, we’re encouraged that our on-time performance thus far in April has improved considerably.”

For the first quarter 2005, operating revenues increased by 29.5% over 2004 to $374.2 million.  Revenue passenger miles increased 31.5% from the first quarter of 2004 to 4.4 billion.  Yield per passenger mile was 8.07 cents, down 2.7% compared to 2004 on a 2.5% increase in average length of haul.  Operating revenue per available seat mile (RASM) increased 5.7% year-over-year to 7.24 cents.  Available seat miles grew 22.5% to 5.2 billion.  Operating expenses for the first quarter were $348.6 million, up 36.0% from the first quarter of 2004.  Operating expense per ASM (CASM) for the first quarter 2005 increased 11% year-over-year to 6.74 cents.  On a fuel-neutral to prior year period basis, CASM increased 4% to 6.32 cents.  During the quarter, realized fuel price was $1.31 per gallon, a

42.6% increase over first quarter 2004 realized fuel price of $0.92.   JetBlue ended the first quarter with $652 million in cash and investment securities.

JetBlue will conduct a conference call to discuss its quarterly earnings today, April 21, at 9:00 a.m. Eastern Time.  A live broadcast of the conference call will be available via the World Wide Web at http://investor.jetblue.com.

About JetBlue

JetBlue is a low-fare, low-cost passenger airline, which provides high-quality customer service. JetBlue operates a fleet of 74 new Airbus A320 aircraft and plans to add 10 additional A320s and 7 Embraer E190s to its fleet in 2005. Based at New York City’s John F. Kennedy International Airport, JetBlue currently operates 318 flights a day and serves 29 destinations in 12 states, Puerto Rico, the Dominican Republic and the Bahamas. JetBlue plans to commence new service from JFK to Portland on May 17 and to Burbank, CA on May 24.

All JetBlue aircraft feature roomy leather seats; all equipped with an in-seat digital entertainment system offering up to 36 channels of free DIRECTV® programming. On many flights, a selection of first-run movies and bonus features from FOX InFlight Premium Entertainment may be available.*

With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For more information, schedules and fares, please visit www.jetblue.com or call JetBlue reservations at 1-800-JETBLUE (538-2583), 1-888-538-2583 if calling from Puerto Rico, or 1-200-9898 if calling from the Dominican Republic. This press release, as well as past press releases, can be found on www.jetblue.com.

* DIRECTV® service is not available on flights between JFK and Puerto Rico or the Dominican Republic; however, where available, FOX InFlight Premium Entertainment is offered complimentary on these routes.

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This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward looking statements due to many factors, including without limitation, our extremely competitive industry, our ability to implement our growth strategy including the integration of the Embraer E190 aircraft into our operations, our significant fixed obligations, our ability to maintain our culture, our reliance on high daily aircraft utilization, increases in maintenance costs, fuel prices, insurance costs and interest rates, our dependence on the New York market, our reliance on automated systems and technology, our reliance on sole suppliers, additional government regulation and future acts of terrorism or the threat of such acts or escalation of U.S. military involvement overseas. Information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2004 Annual Report on Form 10-K/A. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Percent
	2005	2004	Change

OPERATING REVENUES
Passenger	$357,884	$279,616	28.0
Other	16,338	9,387	74.1
Total operating revenues	374,222	289,003	29.5

OPERATING EXPENSES
Salaries, wages and benefits	98,456	77,584	26.9
Aircraft fuel	86,620	49,245	75.9
Landing fees and other rents	26,097	21,517	21.3
Depreciation and amortization	24,323	16,316	49.1
Aircraft rent	17,813	17,255	3.2
Sales and marketing	19,457	13,424	44.9
Maintenance materials and repairs	13,540	12,497	8.3
Other operating expenses	62,254	48,501	28.4
Total operating expenses	348,560	256,339	36.0

OPERATING INCOME	25,662	32,664	(21.4)

Operating margin	6.9%	11.3%	(4.4	) pts.

OTHER INCOME (EXPENSE)
Interest expense	(20,658)	(9,821)	110.4
Capitalized interest	3,798	1,576	141.0
Interest income and other	3,004	1,345	123.4
Total other income (expense)	(13,856)	(6,900)

INCOME BEFORE INCOME TAXES	11,806	25,764	(54.2)

Income tax expense	4,839	10,571

NET INCOME	$6,967	$15,193	(54.1)

EARNINGS PER COMMON SHARE:
Basic	$0.07	$0.15
Diluted	$0.06	$0.14

Weighted average shares outstanding:
Basic	104,325	102,251
Diluted	110,028	110,227

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

	Three Months Ended March 31,		Percent
	2005	2004	Change

Revenue passengers	3,400,086	2,650,073	28.3
Revenue passenger miles (000)	4,434,528	3,372,295	31.5
Available seat miles (000)	5,168,653	4,218,520	22.5
Load factor	85.8%	79.9%	5.9	pts.
Breakeven load factor (1)	82.8%	73.0%	9.8	pts.
Aircraft utilization (hours per day)	13.2	13.3	(0.2)

Average fare	$105.26	$105.51	(0.2)
Yield per passenger mile (cents)	8.07	8.29	(2.7)
Passenger revenue per available seat mile (cents)	6.92	6.63	4.5
Operating revenue per available seat mile (cents)	7.24	6.85	5.7
Operating expense per available seat mile (cents)	6.74	6.08	11.0
Airline expense per available seat mile (cents) (1)	6.68	6.05	10.4

Departures	25,637	20,845	23.0
Average stage length (miles)	1,292	1,297	(0.4)
Average number of operating aircraft during period	70.9	55.3	28.1
Average fuel cost per gallon	$1.31	$0.92	42.6
Fuel gallons consumed (000)	66,281	53,725	23.4
Percent of sales through jetblue.com during period	76.4%	76.9%	(0.5	) pts.
Full-time equivalent employees at period end (1)	6,797	5,292	28.4

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	March 31, 2005	December 31, 2004

Cash, cash equivalents and investment securities	$651,609	$449,162
Total assets	3,236,355	2,798,644
Total debt	1,897,257	1,544,812
Stockholders’ equity	771,857	756,200

NON-GAAP FINANCIAL MEASURES (2)

(in thousands)

Three Months Ended March 31, 2005
Fuel Neutral Operating Expenses to Prior Period
Operating expenses as reported	$348,560
Less: Reported aircraft fuel	(86,620)
Add: Aircraft fuel at prior period cost per gallon	60,754
Profit sharing impact	3,880
Fuel neutral operating expenses	$326,574

Fuel neutral operating margin	12.7%
Fuel neutral operating expense per available seat mile (cents)	6.32

(1)          Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations

(2)          In management’s view, comparative analysis of results can be enhanced by excluding the significant increase in the price of aircraft fuel, which is beyond our control.

SOURCE:  JetBlue Airways Corporation